Exhibit 1

Morgan Stanley

April 16, 2025

The Depository Trust Company

570 Washington Blvd. - 4th Floor

Jersey City, New Jersey 07310

Attn: Reorg/Proxy Department

Re:	Demand to Call a Special Meeting

Sinovac Biotech LTD, CUSIP No. P8696W104 # (the “Issue”)

Morgan Stanley (the “Participant”)

***(“Participant’s Account”)

SAIF PARTNERS IV L.P. (“Beneficial Owner”)

10,780,820 shares of the Issue (the “Subject Shares”)

To whom it may concern,

Participant hereby instructs The Depository Trust Company (“DTC”) to cause its nominee Cede & Co,. as the holder of record of the Subject Shares, to sign the attached demand for a special meeting (“Cede Letter”) on behalf of our customer Beneficial Owner, on whose behalf we held the Subject Shares in our Participant’s Account on April 4, 2025 (the “Subject Date”). The purposes for the demand for a special meeting are as stated in the Cede Letter.

Participant hereby informs DTC that as the holder of record of the Subject Shares on the Subject Date, hereby requests that you call a special meeting of the shareholders of the Issue for the purposes of approving the following resolutions:

1.	The following directors be removed from office (including each applicable committee of the board of directors of the Company) with immediate effect:

i.	David Guowei Wang
ii.	Pengfei Li
iii.	Sven H. Borho
iv.	any other person or persons elected or appointed to the board of directors of the Company without shareholders’ approval after February 8, 2025 and up to and including the date of the special meeting of the shareholders (other than any person set forth below)

2.	The following persons be elected as directors with immediate effect:

i.	Simon Anderson
ii.	Shan Fu
iii.	Shuge Jiao
iv.	Chiang Li

v.	Yuk Lam Lo
vi.	Yumin Qiu
vii.	Yu Wang
viii.	Rui-Ping Xiao
ix.	Andrew Y Yan
x.	Weidong Yin

In addition to acknowledging that this request is subject to the indemnifications provided for in the DTC Rules, including, but not limited to, DTC Rules 6 and 20, Participant (i) certifies that the information and facts set forth in the attached Cede Letter are true and correct, including, but not limited to, the Subject Shares credited to our DTC Participant account that were beneficially owned by the Beneficial Owner on the Subject Date; and (ii) represents and warrants that there have been no prior requests to DTC and Cede & Co. for the execution of a Cede Letter similar to the attached Cede Letter with respect to the Subject Shares referred to therein.

Participant acknowledges and agrees that DTC and Cede & Co. have no responsibility for the sufficiency (legal or otherwise) of the attached Cede Letter for any particular purpose (with or without any suggested changes by DTC or otherwise), and that Participant is solely responsible for the language and content therein.

The undersigned represents and warrants that it is duly authorized to execute this instruction letter and indemnification on behalf of the Participant.

Sincerely,

Brian Williams

By	/s/ Brian Williams	/s/ Justin Riemer
Name: Brian Williams		Justin Riemer
Title: Executive Director

CEDE & CO.

c/o The Depository Trust Company

570 Washington Blvd.

Jersey City, New Jersey 07310

SINOVAC BIOTECH LTD

NO. 39, SHANGDI XI ROAD

BEIJING 100085, PRC

CHINA

Re: Demand to Call a Special Meeting

SINOVAC BIOTECH LTD (“Company”), CUSIP No. P8696W104 (the “Issue”)

Morgan Stanley (the “Participant”)

***(“Participant’s Account”)

SAIF PARTNERS IV L.P. (“Beneficial Owner”)

10,780,820 shares of the Issue (the “Subject Shares”)

To whom it may concern:

On April 4, 2025 (“Subject Date”), Cede & Co., as nominee of The Depository Trust Company (“DTC”), was the holder of record of the Subject Shares.

DTC is informed by the Participant that the Subject Shares credited to the Participant’s Account on the Subject Date were beneficially owned by Beneficial Owner, a customer of the Participant.

At the request of the Participant, on behalf of the Beneficial Owner, Cede & Co, as the holder of record of the Subject Shares on the Subject Date, hereby requests that you call a special meeting of the shareholders of the Issue for the purposes of approving the following resolutions:

1.	The following directors be removed from office (including each applicable committee of the board of directors of the Company) with immediate effect:

i.	David Guowei Wang
ii.	Pengfei Li
iii.	Sven H. Borho
iv.	any other person or persons elected or appointed to the board of directors of the Company without shareholders’ approval after February 8, 2025 and up to and including the date of the special meeting of the shareholders (other than any person set forth below)

2.	The following persons be elected as directors with immediate effect:

i.	Simon Anderson
ii.	Shan Fu
iii.	Shuge Jiao
iv.	Chiang Li
v.	Yuk Lam Lo
vi.	Yumin Qiu
vii.	Yu Wang
viii.	Rui-Ping Xiao
ix.	Andrew Y Yan
x.	Weidong Yin

At the request of Participant, on behalf of the Beneficial Owner, Cede & Co., as holder of record of the Subject Shares on Subject Date, further requests that, at such time as the Company has received requests from other shareholders who, together with Beneficial Owner, hold in excess of one-twentieth (1/20) of the Company’s outstanding stock, the Company set a date for such a special meeting, to a date not greater than 42 days after receipt of sufficient shareholder requests, in order to allow sufficient time for the solicitation of proxies and dissemination of proxy materials for use at such meeting.

While Cede & Co. is furnishing this demand as the holder of record of the Subject Shares on the Subject Date, it does so solely at the request of the Participant and only as a nominal party for the Beneficial Owner, which DTC is informed by the Participant was the beneficial owner of the Subject Shares on the Subject Date. Cede & Co. has no interest in this matter other than to take those steps which are necessary to ensure that the Beneficial Owner is not denied its rights and remedies as the beneficial owner of the Subject Shares on the Subject Date. Cede & Co. assumes no further responsibility in this matter.

Sincerely,

CEDE & CO.

By:	/s/ Chad Richman
Name: Chad Richman
Title: Partner
Date: 4/23/25